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                           RESORTS INTERNATIONAL, INC.
                                 1133 BOARDWALK
                        ATLANTIC CITY, NEW JERSEY  08401



                                                         As of November 30, 1993

P.I. Resorts Limited
c/o Resorts International, Inc.
1133 Boardwalk
Atlantic City, New Jersey  08401

                    Re:  Standby Distribution Agreement
                         dated as of October 15, 1993
                         ------------------------------

Dear Sirs:

          The undersigned, Resorts International, Inc. ("RII") and P.I. Resorts Limited ("BUYER") are parties to that certain Standby Distribution Agreement dated as of October 15, 1993, as amended (THE "STANDBY AGREEMENT"), regarding the purchase of the capital stock of Resorts International (Bahamas) 1984 Limited ("RIB") and certain assets of RII and the RII Paradise Subsidiaries. All capitalized terms used in this letter agreement without definition shall have the meanings ascribed to them in the Standby Agreement.

          The purpose of this letter agreement is to amend further the Standby Agreement to reflect certain changes to the terms of the transactions described therein.

          1. Section 2.05(c) of the Standby Agreement is hereby deleted and is hereby replaced with the following:

               "(c) If the Adjusted Working Capital of the Paradise Island Business plus the Adjusted Cash shown on the Closing Date Balance Sheet plus any amount paid to Buyer pursuant to Section 2.05(b) shall be greater than $12 million plus the EBITDA Adjustment, on the Adjustment Date (as defined below) Buyer shall pay to RII the difference in immediately available funds, together with interest on such amount at the Applicable Rate from and including the Closing Date to but excluding the Adjustment Date. If the Adjusted Working Capital of the Paradise Island Business plus the Adjusted Cash shown on the Closing Date Balance Sheet plus any amount paid to Buyer pursuant to Section 2.05 (b) shall be less than $12 million plus the EBITDA Adjustment, on the Adjustment Date RII shall pay to Buyer the difference in immediately available funds,


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     together with interest on such
     amount at the Applicable Rate from and including the Closing Date to but excluding the Adjustment Date.

          For purposes of the foregoing, "Adjustment Date" shall mean (i) if Buyer does not disagree in any respect with the Preliminary Closing Date Balance Sheet, the 10th day following Buyer's receipt of the Preliminary Closing Date Balance Sheet or (ii) if Buyer shall disagree in any respect with the Preliminary Closing Date Balance Sheet, the third Business Day following either the resolution of such disagreement by the parties or a final determination by the Accounting Arbitrator in accordance with Section
     2.05 (a)."

          2. Section 5.01 of the Standby Agreement is hereby amended by the addition of the following two paragraphs at the end of such Section 5.01:

          "Buyer hereby acknowledges that, notwithstanding anything in the Standby Agreement to the contrary, the amendment to Section 2.05(c) contained in the letter agreement dated as of November 30, 1993, between RII and Buyer, provides for an additional $2,000,000 in combined Adjusted Working Capital and Adjusted Cash (compared to the amount originally contemplated by the Standby Agreement). Buyer further acknowledges and agrees that it promptly will use, or consent in the Company's use of, such additional cash or working capital primarily for the purpose of making capital improvements or repairs to Paradise Island Assets, which capital improvements or repairs are, in Buyer's good faith belief, necessary or desirable for the safe and sanitary use or operation of such Paradise Island Assets; PROVIDED, HOWEVER, that no capital expenditures in respect of the matters described herein shall be made prior to January 1, 1994. Notwithstanding the foregoing, Buyer hereby approves and authorizes the Company or its Affiliates to make before January 1, 1994 capital expenditures in an amount not to exceed $222,902 in the aggregate related to the purchase of certain fire equipment to be used in the Paradise Island Business. RII and Buyer further acknowledge and agree that any portion of such capital expenditures for fire equipment that is made before January 1, 1994 shall be deemed an approved capital expenditure and treated as expended after January 1, 1994 for purposes of calculating the EBITDA Adjustment.

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          RII and Buyer hereby acknowledge that, notwithstanding anything in the Standby Agreement to the contrary, RII or its Affiliates shall be permitted under the Standby Agreement, between the date hereof and the Closing Date, to cease to operate any and all "progressive slot machines" located at the Paradise Island Resort and Casino with respect to which RII or its Affiliates have requested approval to cease operations from the regulatory authorities of the Bahamian government as of the date hereof; PROVIDED, HOWEVER, that until and as of the Closing Date (i) the "progressive slot machine" having an accrued liability as of the date hereof of approximately $195,000 (the "CLAUSE (I) SLOT MACHINE") shall continue to be operated at the Paradise Island Resort and Casino,
     (ii) RII or its Affiliates shall not have reversed the current accrued liability relating to the Clause (i) Slot Machine, which liability shall be reflected on the Preliminary Closing Date Balance Sheet and the Closing Date Balance Sheet, and (iii) RII or its Affiliates may reverse any other current accrued liabilities relating to all or any of such "progressive slot machines" (other than the Clause (i) Slot Machine), provided that the requisite approvals to cease the operation thereof have been obtained from the regulatory authorities of the Bahamian government by December 13, 1993."

          3. Section 2.03 of the Standby Agreement is hereby amended by the addition of the following language at the end thereof:

          "RII and Buyer hereby acknowledge that, notwithstanding anything in the Standby Agreement to the contrary: (i) the Company or its Affiliate has sold a tract of land comprised of approximately .63 acres on Paradise Island, The Bahamas, which property was included in the definition of "Paradise Island Assets" set forth in the Standby Agreement for aggregate proceeds of approximately $445,000 (net of related transfer taxes, expenses and fees) (the "SALE PROCEEDS"); (ii) the Sale Proceeds are currently held, and will continue to be held until the Closing Date, by the Company or its Affiliates; (iii) the Sale Proceeds shall remain with the Company at the Closing; (iv) the Sale Proceeds shall be deemed to be included in the definition of "Paradise Island Assets" in lieu of the real property described above; and (v) the Sale Proceeds

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     shall be excluded from the calculation of Adjusted Cash and Target
     Adjusted Cash under the Standby Agreement, each of which shall be calculated without reference to the Sale Proceeds."

          4. This paragraph 4 sets forth our understanding with respect to the transfer of all the issued and outstanding shares of capital stock (the "BDL SHARES") of Bahamas Developers Limited, a Bahamian corporation and wholly owned subsidiary of RIB ("BDL"). RII has delivered to you and Sun International Hotels Limited a report of Donald W. McIntosh Associates, Inc. dated November 29, 1993, describing certain development liabilities relating to BDL (the "BDL DEVELOPMENT LIABILITIES"):

               (a) From the date hereof until the Closing of the Standby Agreement, if a "material claim" is made against BDL, RII may notify Buyer in writing that it intends to cause RIB to place BDL into liquidation and Buyer shall have seven calendar days after receipt of such notice to instruct RII not to proceed with such liquidation. If Buyer notifies RII not to proceed with the liquidation of BDL within such seven calendar days, BDL shall not be placed into liquidation and at the Closing of the Standby Agreement RIB will be the owner of BDL Shares, and Buyer agrees to indemnify RII and its affiliates from the BDL Development Liabilities and, subject to the terms of the Standby Agreement, all other liabilities relating to BDL, and the Preliminary Closing Date Balance Sheet and the Closing Date Balance Sheet shall not include any amounts for the BDL Development Liabilities. If Buyer does not notify RII to not proceed with the liquidation of BDL within such seven calendar days, RII (i) shall promptly, and in any eventprior to the Closing of the Standby Agreement, cause BDL to be placed into liquidation, (ii) agrees to pay to Buyer 50% of all costs of such liquidation paid by RIB after January 1, 1994, in excess of $10,000 and (iii) agrees to indemnify RIB and its affiliates from all liabilities relating to BDL, including the BDL Development Liabilities.

               (b) From the date hereof until ten Business Days before the Closing of the Standby Agreement, if RII receives a bona fide fully financed cash offer (which offer shall include the assumption of all contingent liabilities of BDL, including the BDL Development Liabilities, and shall not provide for any indemnification by RIB or any of its subsidiaries of any liabilities of BDL, including the BDL Development Liabilities) for the BDL Shares (the "SALE OFFER"), it shall deliver to Buyer a copy of such Sale Offer. Upon receipt of the Sale Offer, Buyer shall have until the earlier of 60 calendar days or five Business Days prior to Closing of the Standby Agreement in which to instruct RII not to accept the Sale Offer. If Buyer instructs RII not to

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accept the Sale Offer within such time period, the Sale Offer shall not be accepted and at the Closing of the Standby Agreement RIB will be the owner of the BDL Shares, and Buyer agrees to indemnify RII and its affiliates from the BDL Development Liabilities and, subject to the terms of the Standby Agreement all other liabilities relating to BDL, and the Preliminary Closing Date Balance Sheet and the Closing Date Balance Sheet shall not include any amounts for the BDL Development Liabilities. If Buyer does not instruct RII to not accept the Sale Offer within such time period, RII shall cause RIB to accept the Sale Offer and (i) if the sale pursuant to the Sale Offer occurs before the Closing of the Standby Agreement, the net proceeds of such sale shall remain with RIB (such net proceeds shall not be included on the Preliminary Closing Date Balance Sheet or the Closing Date Balance Sheet), and RII agrees to indemnify RIB and its affiliates from all liabilities relating to BDL, including the BDL Development Liabilities and (ii) if the sale pursuant to the Sale Offer does not occur before the Closing of the Standby Agreement, prior to the Closing of the Standby Agreement, RII shall cause RIB to transfer the BDL Shares to one of the U.S. Paradise Island Subsidiaries and the net proceeds of the sale pursuant to the Sale Offer shall be paid to RIB, and RII agrees to indemnify RIB and its affiliates from all liabilities relating to BDL, including the BDL Development Liabilities; PROVIDED, HOWEVER, if such Sale Offer is with-drawn or terminated, the Option described in paragraph (c) below will become effective.

               (c)  If none of the transactions described in paragraphs (a) or
(b) above have occurred prior to the Closing of the Standby Agreement, immediately prior to such Closing, RII shall cause RIB to transfer the BDL Shares to one of the U.S. Paradise Island Subsidiaries, and shall cause such U.S. Paradise Island Subsidiary to grant to RIB an Option to purchase the BDL Shares for $1.00 (the "OPTION"). During the term of the Option, RIB shall be required to pay to RII the monthly cost of maintaining the assets of BDL. RII represents that, disregarding any significant repairs or maintenance, such historical monthly maintenance costs are approximately $10,000. The Option will terminate on the earliest of (i) written notice by Buyer (ii) ten Business Days after RII has notified Buyer in writing that Buyer is in default of its obligation to pay monthly maintenance costs; PROVIDED, HOWEVER, that Buyer agrees to pay RII any overdue monthly maintenance costs, (iii) as provided in paragraphs (d) and (e) below and (iv) November 30, 1994. The Option may be exercised at any time during its terms by written notice of exercise from RIB to RII. RII agrees that during the term of the Option it will not sell or agree to sell any assets of BDL.

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               (d)  If at any time before the Option is terminated, RII desires to sell the BDL Shares, it shall notify Buyer of its intention to effect such sale and Sun shall have ten Business Days after receipt of such notice to cause RIB to exercise the Option. If the Option is exercised within such ten Business Days, RII shall not enter into a contract to sell the BDL Shares and shall cause the BDL Shares to be transferred to RIB, and Buyer agrees to indemnify RII and its affiliates from the BDL Development Liabilities and, subject to the terms of the Standby Agreement all other liabilities relating to BDL. If the Option is not exercised within such ten Business Days, the Option shall automatically terminate and the net proceeds of any subsequent sale of the BDL Shares or any assets of BDL shall be paid to a U.S. Paradise Island Subsidiary.

               (e) If at any time before the Option is terminated a "material claim" is made against BDL, RII may notify Buyer in writing that it intends to cause BDL to be placed into liquidation and Buyer shall have ten Business Days after receipt of such notice to cause RIB to exercise the Option. If the Option is exercised within such ten


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Business Days, RII shall not place BDL into liquidation and shall transfer the
BDL Shares to RIB, and Buyer agrees to indemnify RII and its affiliates from the BDL Development Liabilities and, subject to the terms of the Standby Agreement all other liabilities relating to BDL. If the Option is not exercised within such ten Business Days, the Option shall automatically terminate and Resorts shall cause BDL to be placed into liquidation and any proceeds available for distribution after such liquidation shall be paid to a U.S. Paradise Island Subsidiary.

               (f) If the Option is terminated for any reason, RII shall indemnify RIB and its affiliates for all liabilities relating to BDL, including the BDL Development Liabilities. If the Option is terminated as a result of its expiration without exercise on November 30, 1994, RII shall be free to deal with BDL and its assets in any manner, and the proceeds of any sale of the BDL Shares or any assets of BDL shall be for the account of RII.

          Except as expressly modified hereby, the Standby Agreement and each section thereof shall remain and continue in full force and effect. This letter agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          If this letter agreement accurately sets for the agreement between the parties with respect to the matters set

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forth herein, please execute
this letter agreement in the space indicated below and return an original signature page to each of the other persons named below.

                                        Very truly yours,

                                        RESORTS INTERNATIONAL, INC.


                                        By:____________________________________
                                           Name:
                                           Title:

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Accepted, acknowledged and
agreed to:


P.I. RESORTS LIMITED


By:_________________________________
   Name:
   Title:


Consented to, in accordance with
Section 9.05 of the Standby Agreement:

FIDELITY MANAGEMENT & RESEARCH COMPANY


By:_________________________________
   Name:
   Title:


TCW SPECIAL CREDITS


By:   TCW Asset Management Co., its
      managing partner


By:_________________________________
   Name:
   Title:


By:_________________________________
   Name:
   Title:

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